  Exhibit 99.3

TD GROUP US HOLDINGS LLC

SECRETARY'S CERTIFICATE

The undersigned, being the duly elected, acting and qualified Assistant Corporate Secretary of TD Group US Holdings LLC ("TDGUS"), hereby certifies that the person whose name appears below is a duly elected Officer of the TDGUS:

Geoffrey W. Ryan, Assistant Corporate Secretary

IN WITNESS WHEREOF, the undersigned has executed this certificate on the 26th day of February, 2018.

/s/ Jennifer J. Soward
Jennifer J. Soward
Assistant Corporate Secretary